Exhibit 10.6

Execution Version
AMENDMENT NO. 2
TO
LOAN AGREEMENT [SPARE PARTS]
THIS AMENDMENT NO. 2 TO LOAN AGREEMENT [SPARE PARTS] (this “Amendment”) is entered into as of this 15th day of January 2009 among US AIRWAYS, INC., a Delaware corporation (the “Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Administrative Agent for the Lenders (the “Administrative Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as the Collateral Agent (the “Collateral Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as the Original Lender (herein called the “Original Lender”), and such other lenders as may from time to time become party to the Loan Agreement (as hereinafter defined) (together with the Original Lender, the “Lenders”).
RECITALS:
A. The Borrower, the Administrative Agent, the Lenders and the Collateral Agent have heretofore executed and delivered a Loan Agreement [Spare Parts] dated as of October 20, 2008, as amended by that certain Amendment No. 1 to Loan Agreement [Spare Parts] dated as of December 5, 2008 (such agreement as so amended, but prior to the effectiveness of this Amendment, is referred to herein as the “Original Loan Agreement”).
B. The Borrower has requested that the Original Loan Agreement be further amended in order to **.
C. The Administrative Agent, the Lenders and the Collateral Agent are willing to amend the Original Loan Agreement on the terms and conditions set forth herein.
In consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments.
A. Section 1.1(c) of the Original Loan Agreement is hereby amended by adding the following as a new subpagraph (iii) thereof:
“(iii) ** the Borrower may prepay, without premium or penalty, the New Loans, in whole or in part, at any time during the period beginning on ** on any Business Day (a “New Loan Prepayment Date”) designated by the Borrower in a written notice to the Administrative Agent not less than three (3) Business Days’ prior to the date so designated; provided, however, that (x) no partial prepayment of the New Loans shall be for less than ** of principal, and (y) no prepayment of any New Loan (or any portion thereof) pursuant to this sentence may be made without **. If the Borrower elects to prepay the New Loans in whole or in part pursuant to the previous sentence, ** the Borrower shall pay on the New Loan Prepayment Date to the Administrative Agent, for the account of such holders of New Loans that consent to such prepayment, the principal amount specified to be prepaid in the applicable notice of prepayment together with all accrued and unpaid interest thereon, any **, and all other amounts then due and payable under the Transaction Documents. Prepayments in part (other than the Special Prepayment and prepayments pursuant to Section 1.1(c)(ii) above and Section 1.7(f) below) pursuant to this Section 1.1(c)(iii) shall be applied to principal **, and all payments made by the Borrower pursuant to this Section 1.1(c)(iii) shall be applied**.”
**Confidential Treatment Requested.

B. Section 1.1(f) of the Original Loan Agreement is hereby amended by amending the parenthetical clause that appears on the second and third lines thereof to read in full as follows:
“(including, but not limited to, as otherwise specified in Sections 1.1(a)(2), 1.1(c)(ii) and 1.1(c)(iii) above)”
C. Section 9.1 of the Original Loan Agreement is hereby amended to read in its entirety as follows:
“Section 9.1. Amendments. Except as otherwise provided for in the Syndication Agreement, neither this Agreement nor any other Transaction Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (excluding any Mortgage Supplement contemplated by the Mortgage) unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders; provided that (a) no change, waiver, discharge or termination shall, unless in writing and signed by all of the Lenders, (i) ** or (ii) ** provided further that (b) no such change, waiver, discharge or termination shall, without the consent of each Lender affected thereby, (i) ** (ii) extend the final scheduled maturity of the Loan or any Note, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof, (iii) ** (iv) **(v) amend, modify or waive any provision of Section 1.1(f) of this Agreement, this Section 9.1 or Section 4.04 of the Mortgage, (vi) ** (vii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (viii) impair any indemnity under a Transaction Document in favor of such Lender; provided, further, that no such change, waiver, discharge or termination shall without the consent of a Transaction Agent, amend, modify or waive any provision of Article VIII as same applies to such Transaction Agent or any other provision as same relates to the rights or obligations of such Transaction Agent. Solely for the benefit of the Lenders from time to time party hereto, the Collateral Agent hereby agrees that it shall (i) not amend the ** without the consent of the Required Lenders and (ii) not modify the provisions of the ** referenced in Section 8(i) of the ** as requiring the consent of each “Senior Lender” affected thereby without the consent of the Lender(s) affected thereby.
**Confidential Treatment Requested.

D. The following terms are either added to Schedule 1 to the Original Loan Agreement, or, if already appearing therein, are amended to read in full as follows:
“Excluded Tax” of a Person means (A) any Tax imposed on all or part of the income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction) of that Person, any franchise, doing business, net worth or capital-based Tax imposed on that Person, and any intangibles Tax or similar Tax imposed on the principal amount or value of the Loans, by any jurisdiction (including the United States) (i) in which that Person is organized, (ii) in which that Person’s principal office or applicable Lending Office is located, or (iii) in which that Person is subject to such Tax as a result of that Person doing business unrelated to making a Loan under this Agreement, (B) any Tax imposed on a transferee (including a Participant) of a Lender or on payments to a transferee to the extent that, under applicable law in effect on the date of the transfer to such transferee, the amount of such Taxes exceeds the amount of such Taxes that would have been imposed on the transferor to such transferee or on payments to such transferor and indemnified against hereunder (with appropriate adjustment to reflect the amount of the Loan acquired by such transferee) or (C) any Tax to the extent that liability for such Tax is caused by, and would not have been incurred but for, (i) the gross negligence or willful misconduct of such Person or a “related” Indemnitee (as defined in Section 5.5(a)) or (ii) the inaccuracy of any representation of such Person in any Transaction Document or (iii) the breach by such Person of any of its obligations under Section 5.3(c)(i). For the avoidance of doubt, it is expressly agreed that (x) no New Lender shall be deemed a transferee of the Original Lender (or any other Lender) for purposes of subclause (B) in this definition of “Excluded Tax,” but that (y) such subclause (B) shall apply to any transferee (including any Participant) that receives any interest in the Loan from any New Lender.
“New Loan Prepayment Date” has the meaning set forth in Section 1.1(c)(iii).”
E. The following terms in Part 1 of Schedule 3 to the Original Loan Agreement are amended in full to read as follows:
““Maximum Collateral Ratio” means, as of any date of determination, **”
“Maximum Rotables and Key Repairables Ratio” means, as of any date of determination, **”.
““Required Collateral Amount” means, as of any date of determination, **”.
F. Part 2 of Schedule 3 (Amortization of the Loan) to the Loan Agreement is amended by replacing the text “Assumes **” in full with the text “Assumes **”.
G. Part 2 of Schedule 3 (Amortization of the Loan) to the Loan Agreement is further amended by replacing the text “Assumes **” in full with the text “Assumes **”.
**Confidential Treatment Requested.

Section 2. Miscellaneous.
A. Effectiveness: This Amendment shall become effective as of the date first above written.
B. Limitation on Amendment: Except as expressly amended hereby, all terms and provisions of the Loan Agreement remain in full force and effect and are hereby ratified and confirmed.
C. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts. All counterparts of this Amendment executed by the parties hereto together shall constitute one instrument.
D. Governing Law. This Amendment is being delivered in the State of New York and shall in all respects, including all matters of construction, validity and performance, be governed by, and construed in accordance with, the laws of the State of New York.
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**Confidential Treatment Requested.

IN WITNESS WHEREOF, this Amendment No. 2 to Loan Agreement [Spare Parts] has been duly executed and delivered all as of the date first above written.

US AIRWAYS, INC.
By:	/s/ Thomas T. Weir
	Name:	Thomas T. Weir
	Title:	Vice President and Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION as the Administrative Agent, Collateral Agent and Original Lender
By:	/s/ David J. Lloyd, Jr.
	Name:	David J. Lloyd, Jr.
	Title:	Vice President

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